Exhibit T3C(2)

BOART LONGYEAR MANAGEMENT PTY LIMITED,

as Issuer,

the Subsidiary Guarantors party hereto,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

FIRST SUPPLEMENTAL INDENTURE

Dated as of [      ], 2017

12.0% / 10.0% Senior Secured PIK Toggle Notes due 2022

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of [           ], 2017, among BOART LONGYEAR MANAGEMENT PTY LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia (the “Issuer”), the Subsidiary Guarantors, BLY IP Inc.(the “New Subsidiary Guarantor”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”). Terms used herein which are defined in the Indenture (as hereinafter defined) shall have the respective meanings assigned to them in the Indenture.

RECITALS

WHEREAS, the Issuer, Boart Longyear Limited (the “Parent”), certain Subsidiary Guarantors and the Trustee entered into an Indenture, dated as of September 27, 2013 (the “Indenture”), pursuant to which the Issuer issued $300,000,000 in aggregate principal amount of its 10.00% Senior Secured Notes due 2018; and

WHEREAS, the Parent, the Issuer, the Subsidiary Guarantors and the New Subsidiary Guarantor executed a deed poll dated [           ], the Trustee executed a deed poll dated [       ] and the Supreme Court of New South Wales approved a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) (the “Scheme”) between the Parent, the Issuer, certain Subsidiary Guarantors and the Holders of the Securities which became effective on [      ], by operation of which the Parent, the Issuer, the Subsidiary Guarantors, the New Subsidiary Guarantor, the Holders of the Securities and the Trustee, in accordance with the instructions of the Holders of the Securities given by operation of the Scheme pursuant to the Court’s order and the Corporations Act 2001 (Cth), are entering into this First Supplemental Indenture;

WHEREAS, Section 4.12 of the Indenture provides that, in the event the Issuer elects to have any Restricted Subsidiary become a Subsidiary Guarantor, the Issuer shall cause such Restricted Subsidiary to enter into a supplemental indenture in order to become a Subsidiary Guarantor under the Indenture; and

WHEREAS, all acts and things prescribed by law and by the articles of incorporation and bylaws of the Issuer, the New Subsidiary Guarantor and the Trustee necessary to make this First Supplemental Indenture a valid instrument legally binding on the Issuer, the New Subsidiary Guarantor and the Trustee, in accordance with its terms, have been done and performed.

NOW, THEREFORE, in order to declare the terms and conditions of the guarantee of the Securities by the New Subsidiary Guarantor, and in consideration of the premises hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders from time to time of the Securities, as follows:

ARTICLE I

SUBSIDIARY GUARANTEE

The New Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this First Supplemental Indenture, such New Subsidiary Guarantor accedes to and assumes the obligations of a Subsidiary Guarantor to the extent necessary to provide a senior unsecured Guarantee, shall be deemed to be a party to the Indenture and a Subsidiary Guarantor for all purposes of the Indenture, and shall be bound by all of the terms, provisions and conditions contained in the Indenture applicable to a Subsidiary Guarantor, all as if such New Subsidiary Guarantor had originally executed the

Indenture. Without limitation of the foregoing, the Subsidiary Guarantee of such New Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon any of the circumstances described in clauses (1) through (5) of Section 10.07 of the Indenture.

Notwithstanding the foregoing or any provision to the contrary set forth in the Indenture, the guarantee provided by the New Subsidiary Guarantor shall be subject in all respect to the terms and conditions of the Subordination Agreement. For purposes hereof, “Subordination Agreement” means that certain [Subordination Agreement] dated as of [                        ], 2017, by and among [U.S. Bank National Association, as trustee], the Issuer, New Subsidiary Guarantor, [Wilmington Trust, National Association, as administrative agent under the Term Loan A Securities Agreement, Wilmington Trust, National Association, as administrative agent under the Term Loan B Securities Agreement] and the other parties thereto from time to time.

ARTICLE II

RATIFICATION AND CONFIRMATION OF THE INDENTURE

This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. Except as specifically modified herein, the Indenture and the Securities are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

ARTICLE III

EFFECTIVENESS

Each of the Issuer, the Parent and the Guarantors (including the New Subsidiary Guarantor), represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture have been satisfied in all respects.

This First Supplemental Indenture shall become effective upon execution and delivery by each of the Issuer, the Guarantors (including the New Subsidiary Guarantor) and the Trustee.

The waivers and amendments set forth in Article IV hereof shall become operative in respect of the Securities, and the terms of the Indenture and each Global Note shall be waived, amended, supplemented, modified or deleted as provided for in Article IV below upon execution of this First Supplemental Indenture.

ARTICLE IV

INDENTURE AMENDMENTS

Subject to Article II hereof, the Indenture is hereby amended as follows:

A.	The Stated Maturity of the Securities is hereby changed from “October 1, 2018” to “December 31, 2022”;

B.	All references to minimum denominations with respect to redemption of Securities in the Indenture, including with respect to the selection of any Securities to be redeemed pursuant to Sections 4.06 and 4.09, and Exhibit 1 shall be changed from minimum

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denominations of $2,000 principal amount or any greater integral multiple of $1,000 to Securities in denominations of at least $2,000, or integral multiples of $1 in excess thereof;

C.	The Interest Payment Dates of the Securities shall be amended from “April 1 and October 1” to “June 30 and December 31”, respectively, of each year;

D.	The Record Dates of the Securities shall be amended from “March 15 and September 15” to “June 15 and December 15”, respectively, of each year;

E.	The definition of “Initial Securities” shall be amended and restated in its entirety as follows:

““Initial Securities” means $[    ] aggregate principal amount of 12.0% / 10.0% Senior Secured PIK Toggle Notes due 2022 issued on the Reissue Date.”

F.	The definition of “Change of Control” is hereby amended by deleting the period at the end thereof and inserting the text: “;

provided, however, that no merger or amalgamation of the Issuer or the Parent with or into another person effected to change the domicile of the Issuer or the Parent, as applicable, shall be a Change of Control; and provided further, that the foregoing definition of “Change of Control” shall apply only to such events occurring after [    ].”

G.	Clause (15) of the definition of “Permitted Investment” is hereby amended and restated in its entirety as follows:

“(15)               any Person to the extent such Investment exists on [    ], 2017 and any extension, modification or renewal of any such Investments existing on [    ], 2017, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Reissue Date);”

H.	Clause (16) of the definition of “Permitted Investment” is hereby amended and restated in its entirety as follows:

“(16)               [Reserved].”

I.	The following definitions shall be added to Section 1.01:

1.	“Existing ABL” means the Revolving Credit and Security Agreement, dated as of May 29, 2015, among PNC Bank, National Association, as lender and agent, Boart Longyear Management Pty Limited and the guarantors party thereto, as amended by the First Amendment to Revolving Credit and Security Agreement, dated as of April 2, 2017.

2.	“New Money ABL” means a new revolving asset-based lending facility being entered into by the Issuer on or about the Reissue Date to replace the Existing ABL.

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3.	“PIK Interest” has the meaning specified in Exhibit 1.

4.	“PIK Payment” has the meaning specified in Section 2.01(a).

5.	“Reissue Date” means [ ].

6.	“Secured Term Loan Interest” means (a) Obligations (as defined in the Term Loan A Securities Agreement as of the Reissue Date) owed under the Term Loan A Securities in excess of $85 million and (b) Obligations (as defined in the Term Loan B Securities Agreement as of the Reissue Date) owed under the Term Loan B Securities in excess of $105 million, up to, in the aggregate for clauses (a) and (b), the Secured Term Loan Interest Amount.

7.	“Secured Term Loan Interest Amount” means, as of any date of determination, the sum of:

(a)	The greater of (x) zero dollars and (y):

(i)	the amount of Permitted Indebtedness permitted to be outstanding under Section 4.03(b)(16)(i) hereof (which for clarification purposes is $35,000,000 as of the Reissue Date) minus

(ii)	advances (including revolving advances and letters of credit, if any, and equivalent concepts) drawn under the New Money ABL; and

(b)	the greater of (x) zero dollars and (y):

(i)	$385 million dollars (representing the sum of the principal amounts outstanding (not including any accrued, accreted and/or capitalized interest) immediately prior to the Reissue Date of (I) the Securities, (II) the Term Loan A Securities and (III) the Term Loan B Securities) less

(ii)	as of such date of determination, the sum of (I) principal amounts then outstanding (not including any accrued, accreted and/or capitalized interest, including PIK Interest, whether or not accrued, accreted and/or capitalized before, on or after the Reissue Date) of (A) the Securities, (B) the Term Loan A Securities and (C) the Term Loan B Securities and (II) commitments, whether or not drawn, under the New Money ABL in excess of $75 million (except to the extent that such commitments are or would be secured by Permitted Liens described in clause (27) of the definition thereof).

8.	“Subordinated Notes” means the 1.50% Subordinated PIK Notes due 2022 issued under the 7% Senior Notes Indenture, as amended and supplemented from time to time.

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9.	“Term Loan A Securities” has the meaning given in Section 2.01 of the Term Loan A Securities Agreement.

10.	“Term Loan A Securities Agreement” means the Term Loan A Securities Agreement, dated as of October 22, 2014, among the Issuer, the guarantors party thereto, and Wilmington Trust, National Association, as administrative agent, as amended from time to time.

11.	“Term Loan B Securities” means has the meaning given in Section 2.01 of the Term Loan B Securities Agreement.

12.	“Term Loan B Securities Agreement” means the Term Loan B Securities Agreement, dated as of October 22, 2014, among the Issuer, the guarantors party thereto, and Wilmington Trust, National Association, as administrative agent, as amended from time to time.

J.	The first sentence of Section 1.03 is hereby amended and restated as follows: “This Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Indenture; provided, however, that for the avoidance of doubt, Sections 315(d)(3) and 316(a) of the TIA are hereby expressly excluded.”

K.	Section 2.01 of the Indenture shall be amended and restated in its entirety as follows:

“(a) Form and Dating. The Securities will be substantially in the form of Exhibit 1 hereto (the “Appendix”). The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Security will be dated the date of its authentication. The Securities shall be issued in minimum denominations of $2,000 and any integral multiples of $1 in excess thereof. The terms and provisions contained in the Securities will constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.   However, to the extent any provision of any Security conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

In connection with the payment of PIK Interest in respect of the Securities, the outstanding principal amount of the Securities shall be increased through the capitalization of such interest thereon (the “PIK Payment”). Unless the context requires otherwise, references to the “principal” or “principal amount” of Securities, including for purposes of calculating any redemption price or redemption amount, includes any increase in the principal amount of the Securities as a result of a PIK Payment.

(b) Global Securities. Securities issued in global form will be substantially in the form of Exhibit 1 hereto (including the Legend thereon and the “Schedule of Increases or Decreases in the Global Security” attached thereto). Securities issued in definitive form will be substantially in the form of Exhibit 1 hereto (but without the Legend thereon and without the “Schedule of Increases or Decreases in the Global Security” or the “Schedule of Increases or Decreases in the Regulation S Temporary Global Security” attached thereto). Each Global Security will represent such of the outstanding Securities as will be specified therein and each shall represent the aggregate principal amount of outstanding Securities from time to time endorsed thereon and the aggregate principal amount of outstanding Securities represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges,

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redemptions and PIK Payments. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Securities represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in the case of an increase resulting from a PIK Payment, in accordance with the applicable provisions hereof.”

L.	Section 2.02 of the Indenture shall be amended and restated in its entirety as follows:

“Execution and Authentication. Two Officers shall sign the Securities by manual signature.

If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated and delivered under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by two Officers (an “Authentication Order”), authenticate Securities for original issue that may be validly issued under this Indenture. Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and, in the case of an issuance of Additional Securities pursuant to Section 2.13 after the Reissue Date, shall certify that such issuance is in compliance with Section 4.03. The aggregate principal amount of the Securities that may be issued under this Indenture may not exceed $[    ] (exclusive of Securities issued pursuant to Sections 2.06, 2.07 or 2.09); provided that nothing in this sentence shall restrict the payment of PIK Payments (or the increasing of the principal amount of the Securities in connection with the payment of PIK Payments).

On any Interest Payment Date (as defined in Exhibit 1) on which the Issuer pays interest all or in part in PIK Interest with respect to a Security, the principal amount of such Security shall be increased by an amount equal to the interest payable, rounded up to the nearest $1, for the relevant interest period on the principal amount of such Security as of the relevant record date for such Interest Payment Date, to the credit of the Holders on such record date, pro rata in accordance with their interests or, if applicable, otherwise in accordance with the procedures of the Depository, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Security) with respect to such Security, by the Trustee or the Custodian, to reflect such increase. In connection with any payment of PIK Interest, no later than two (2) Business Days prior to the relevant Interest Payment Date, the Issuer shall deliver to the Trustee and the Paying Agent (if other than the Trustee) written notification, executed by two Officers, setting forth the amount of PIK Interest to be paid on such Interest Payment Date and directing the Trustee and the Paying Agent (if other than the Trustee) to increase the principal amount of the Securities in accordance with this paragraph, which notification the Trustee and Paying Agent shall be entitled to rely upon.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Securities. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such

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agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.”

M.	All references in Sections 1.04(10) and 2.13 of the Indenture to the “Issue Date” are hereby amended to be references to the “Reissue Date”;

N.	Section 4.01 of the Indenture shall be amended and restated in its entirety as follows:

“Payment of Securities. The Issuer shall promptly pay or cause to be paid the principal of and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture, including any additional interest required to be paid as a result of the operation of Paragraph 1 of Exhibit 1 hereto. Principal shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture (as of 1:00 p.m., New York City time, on the due date) money deposited by the Issuer in immediately available funds sufficient to pay all principal then due. PIK Interest shall be considered paid on the date due in accordance with the terms hereof and of the Securities, when the principal amount of the applicable Securities is increased in an amount equal to the amount of the applicable PIK Interest. The Issuer shall pay interest on overdue principal at the rate specified therefor in the Securities, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful.”

O.	Section 4.03(b)(1) of the Indenture shall be amended and restated in its entirety as follows:

“(1) Indebtedness constituting Obligations (as defined in the Term Loan A Securities Agreement as of the Reissue Date) owed under the Term Loan A Securities and Obligations (as defined in the Term Loan B Securities Agreement as of the Reissue Date) owed under the Term Loan B Securities, and Refinancings thereof;”

P.	Section 4.03(b)(4) of the Indenture shall be amended and restated in its entirety as follows:

“(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1) or (3) of this Section 4.03(b)), including the 7% Senior Notes (and, for the avoidance of doubt, the Subordinated Notes (including accreted and/or capitalized interest thereon whether accreted and/or capitalized before, on or after the Reissue Date), which were issued in exchange for the 7% Senior Notes);

Q.	Section 4.03(b)(6) of the Indenture shall be amended and restated in its entirety as follows:

“(6) Refinancing Indebtedness in respect of Coverage Indebtedness or of Permitted Indebtedness Incurred pursuant to clauses (3), (4) or (5) of this Section 4.03(b) or this clause (6) (other than, for the avoidance of doubt, the Term Loan A Securities or the Term Loan B Securities);”

R.	Section 4.03(b)(15) is hereby amended by deleting “and” at the end thereof;

S.	Section 4.03(b)(16) of the Indenture shall be amended and restated in its entirety as follows:

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“(16) (i) Indebtedness Incurred by the Parent or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding which, when taken together with all other Indebtedness of the Parent and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Coverage Indebtedness incurred pursuant to Section 4.03(a) above and Permitted Indebtedness Incurred pursuant to clauses (1) through (15) and (17) through (19) of this Section 4.03(b), and clause (ii) hereof) does not exceed $35 million, and (ii) Indebtedness Incurred pursuant to the New Money ABL; provided, that immediately before giving effect to any Incurrence under the foregoing clause (ii), the aggregate principal amount of all Indebtedness then outstanding under the New Money ABL is at least $35 million, and provided further, that immediately after giving effect to any such Incurrence under the foregoing clause (ii), the aggregate principal amount of all Indebtedness then outstanding under the New Money ABL does not exceed the sum of (I) $75 million plus (II) an amount equal to the lesser of (1) $25 million and (2) the greater of (A) zero and (B) $385 million minus, as of the time of determination, principal amounts then outstanding (not including any accrued, accreted and/or capitalized interest, whether accrued, accreted and/or capitalized before, on or after the Reissue Date) of the Term Loan A Securities, Term Loan B Securities and/or the Securities;”

T.	New clauses (17), (18) and (19) shall be added to Section 4.03(b) of the Indenture as follows:

“(17) (A) unpaid interest on the Securities accrued through December 31, 2016, and (B) unpaid PIK Interest on the Securities from January 1, 2017 through December 31, 2018;

(18) Indebtedness constituting existing and future fees and expenses owing to holders of the Securities and lenders under the New Money ABL pursuant to the terms of those instruments. For the avoidance of doubt, no principal, premium or interest shall constitute Permitted Indebtedness pursuant to this clause (18); and

(19) Indebtedness Incurred by the Parent or any of its Restricted Subsidiaries, which for the avoidance of doubt shall not include any accreted and/or capitalized interest under the Term Loan A Securities or the Term Loan B Securities; provided, that immediately before giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (19) and then outstanding, when taken together with all other Indebtedness Incurred by the Parent and its Restricted Subsidiaries (other than Coverage Indebtedness incurred pursuant to Section 4.03(a) above and Permitted Indebtedness Incurred pursuant to clauses (1) through (18) of this Section 4.03(b)), does not exceed $40 million; and provided further, that prior to such Incurrence:

(a) on or before December 31, 2018, a meeting of the shareholders of a successor to the Parent (or the Parent, if the Parent is the surviving entity following a redomiciliation to a jurisdiction outside Australia) shall have been held to vote on the approval of any merger or amalgamation with, acquisition of, scheme of arrangement or other similar transaction effectuating a business combination involving such successor, or the sale in one transaction or a series of related transactions involving all or substantially all of such successor’s assets, in each case, whether or not the successor continues or survives following such transaction, if the purchase price in such merger, amalgamation, acquisition, business combination or sale implied a total enterprise value of the Parent and each of its Subsidiaries, in the aggregate, of less than $750 million;

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(b) such approval required the affirmative vote of the holders of 75% of the common stock of such successor (or, as applicable, the Parent) then issued and outstanding; and

(c) such approval was not obtained.”

U.	Clause (7) of the definition of “Permitted Liens” shall be amended and restated in its entirety as follows:

“Liens to secure (A) Indebtedness Incurred under the New Money ABL and any Refinancing thereof, (B) Indebtedness (which, for the avoidance of doubt, shall not include any accreted and/or capitalized interest) outstanding under (1) the Securities and any Refinancing thereof (in the aggregate, in an amount up to but not exceeding $195 million), (2) the Term Loan A Securities and any Refinancing thereof (in the aggregate, in an amount up to but not exceeding $85 million) and (3) the Term Loan B Securities and any Refinancing thereof (in the aggregate, in an amount up to but not exceeding $105 million) and (C) Secured Term Loan Interest and any Refinancing thereof (in the aggregate, in an amount up to but not exceeding the Secured Term Loan Interest Amount); provided that, the sum of the amounts described in the foregoing clauses (A) through (C) shall not exceed $460 million;”

V.	Clause (8) of the definition of “Permitted Liens” shall be amended and restated in its entirety as follows:

“Liens existing on the Issue Date (other than Liens to secure the Securities);”

W.	Clause (16) of the definition of “Permitted Liens” is hereby amended by deleting “(7),” in the two instances where it appears;

X.	Clause (23) of the definition of “Permitted Liens” shall be amended and restated in its entirety as follows:

“(23) [reserved];”

Y.	Clause (24) of the definition of “Permitted Liens” shall be amended by removing “.” at the end thereof and adding “; and”

Z.	New clauses (25), (26) and (27) shall be added to the definition of “Permitted Liens” as follows:

“(25) Liens to secure the Indebtedness described in Section 4.03(b)(17);

(26) Liens securing Indebtedness Incurred pursuant to Section 4.03(b)(18); and

(27) Liens securing Indebtedness Incurred pursuant to Section 4.03(b)(19).”

AA.	Section 4.04(a) of the Indenture shall be amended and restated in its entirety as follows:

“The Parent shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment.”

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BB.	Section 4.04(b)(1) is hereby amended by deleting the following language:

“provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.04(a)(3)(B);

CC.	Clause (11) of Section 4.04(b) of the Indenture shall be amended and restated in its entirety as follows:

“(11)               [Reserved].”

DD.	Section 4.06(c) of the Indenture shall be amended and restated in its entirety as follows:

“For the purposes of this Section 4.06, any sale by Parent, the Issuer or a Restricted Subsidiary of the Capital Stock of the Issuer or a Restricted Subsidiary that owns assets constituting Notes Priority Collateral or Lenders Debt Collateral shall be deemed to be sale of such Notes Priority Collateral or Lenders Debt Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Notes Priority Collateral and Lenders Debt Collateral a separate sale of each of such Notes Priority Collateral and Lenders Debt Collateral). In the event of any such sale (or a sale of assets that includes any combination of Notes Priority Collateral and Lenders Debt Collateral), the proceeds received by the Parent, the Issuer and the Restricted Subsidiaries in respect of such sale shall be allocated to the Notes Priority Collateral and Lenders Debt Collateral in accordance with the terms of the Intercreditor Agreement. In addition, for purposes of this Section, any sale by the Issuer or any Restricted Subsidiary of the Capital Stock of any Person that owns only Lenders Debt Collateral will not be subject to paragraph (a) above, but rather will be subject to paragraph (b) above.”

EE.	Section 5.01(a)(1) shall be amended and restated as follows:

“(1) either (i) the Parent is the surviving or continuing Person or (ii) the resulting, surviving or transferee Person, if not the Parent (the “Successor Parent”) shall be organized or existing under the laws of (A) the United States, Canada, the Cayman Islands, Bermuda, and in each case any jurisdiction of the foregoing, or (B) Mexico, Switzerland, the United Kingdom or any other country that is a member country of the European Union on the Reissue Date, and in each case any jurisdiction of the foregoing, so long as (in the case of this sub-clause (B)) as a result thereof no holder of Securities (at the time when documents effecting such transaction become binding on the Parent) is reasonably expected (at the time of such transaction) to be subject to withholding tax with respect to payments on the Securities; provided that in each case, (I) the Issuer shall take, or cause to be taken such steps, including the transfer or contribution of assets to, from or among the Issuer or any Guarantors, so that after giving effect to such transfers or contributions, no Guarantor shall be prohibited, whether as a result of tax consequences or otherwise, from providing collateral and/or guarantees with respect to the Securities, and (II) the guaranty and security interests provided to the Trustee pursuant to the Security Agreement, after giving effect to such transaction, have not been adversely affected, and the Successor Parent (if not the Parent) shall expressly assume, by an indenture supplemental thereto or by amendments, supplements or other instruments relating to the Security Documents and Intercreditor Agreement, executed and delivered to the Trustee and the Collateral Agent, all the obligations of the Parent under the Securities, this Indenture, the Security Documents and the Intercreditor

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Agreement; provided that the conditions described in the foregoing clauses (I) and (II) may be waived by the holders of not less than a majority in principal amount of the Securities;”

FF.	Section 5.01(b)(1) shall be amended and restated as follows:

“(1) either (i) the Issuer is the surviving or continuing Person or (ii) the resulting, surviving or transferee Person, if not the Issuer (the “Successor Issuer”) shall be organized or existing under the laws of (A) the United States, Canada, the Cayman Islands, Bermuda, and in each case any jurisdiction of the foregoing, or (B) Mexico, Switzerland, the United Kingdom or any other country that is a member country of the European Union on the Reissue Date, and in each case any jurisdiction of the foregoing, so long as (in the case of this sub-clause (B)) as a result thereof no holder of Securities (at the time when the documents effecting such transaction become binding on the Issuer) is reasonably expected (at the time of such transaction) to be subject to withholding tax with respect to payments on the Securities; provided that, in each case, (I) the Issuer and Successor Issuer shall take, or cause to be taken such steps, including the transfer or contribution of assets to, from or among the Issuer, Successor Issuer or any Guarantors, so that after giving effect to such transfers or contributions, no Guarantor shall be prohibited, whether as a result of tax consequences or otherwise, from providing collateral and/or guarantees with respect to the Securities, and (II) the guaranty and security interests provided to the Trustee pursuant to the Security Agreement, after giving effect to such transaction, have not been adversely affected, and the Successor Issuer (if not the Issuer) shall expressly assume, by an indenture supplemental thereto or by amendments, supplements or other instruments relating to the Security Documents and Intercreditor Agreement, executed and delivered to the Trustee and the Collateral Agent, all the obligations of the Issuer under the Securities, this Indenture, the Security Documents and the Intercreditor Agreement; provided that the conditions described in the foregoing clauses (I) and (II) may be waived by the holders of not less than a majority in principal amount of the Securities;”

GG.	Section 6.02 of the Indenture shall be amended by deleting the words “October 1, 2018” and inserting the words “December 31, 2022” in lieu thereof.

HH.	Clause (13) of Section 9.01 shall be amended by removing “or” at the end thereof

II.	Clause (14) of Section 9.01 shall be amended by removing “.” at the end thereof and adding “; or”

JJ.	A new clause (15) shall be added at the end of Section 9.01 as follows:

“(15) in order to change the Person that is the Issuer or change the Person that is the Parent so long as (A) such successor (i) expressly assumes, by indenture supplemental hereto, executed and delivered by such entity the due and punctual payment of the principal of and interest and premium, if any, on all the Securities, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders of Securities and the Trustee under this Indenture such entity; (ii) is organized and validly existing under the laws of (x) the United States or any jurisdiction thereof, Canada, Cayman Islands, Bermuda, and in each case any jurisdiction of the foregoing, or (y) Mexico, Switzerland, the United Kingdom or any other country that is a member country of the European Union on the Reissue Date, and in each case any jurisdiction of the foregoing so long as (in the case of this sub-clause (y)) as a result thereof no holder of Securities (at the time when documents effecting such transaction become binding on the Issuer or Parent, as applicable) is

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reasonably expected (at the time of such transaction) to be subject to withholding tax with respect to payments on the Securities; (iii) owns, or a Guarantor of the Securities shall own, directly or indirectly substantially, all the assets held directly and/or indirectly by the Parent or Issuer, as the case may be, immediately prior to such amendment; and (iv) expressly assumes, by amendments, supplements or other instruments relating to the Security Documents and Intercreditor Agreement, executed and delivered to the Trustee and the Collateral Agent, all the obligations of the Issuer or the Parent, as the case may be, under the Security Documents and the Intercreditor Agreement; and (B) as a result of any such transaction described in clause (A) above, (I) the Issuer shall take, or shall cause to be taken such steps, including the transfer or contribution of assets to, from or among the Issuer or any Guarantors, so that after giving effect to such transfers or contributions, no Guarantor shall be prohibited, whether as a result of tax consequences or otherwise, from providing collateral and/or guarantees with respect to the Securities, and (II) the guaranty and security interests provided to the Trustee pursuant to the Security Agreement, after giving effect to such transaction, have not been adversely affected; provided that the conditions described in the foregoing clauses (I) and (II) may be waived by the holders of not less than a majority in principal amount of the Securities.”

Z.       Section 9.03 of the Indenture shall be amended and restated as follows:

“9.03 [Reserved]”

AA.          Clause (7) of Section 11.04 of the Indenture shall be amended and restated as follows:

“(7) to the extent required to facilitate a transaction contemplated and permitted by Clause (11) of Section 9.01, provided that such Liens shall be reestablished within 30 days following the release thereof by the original Issuer or Pledging Guarantor or their respective successors; or”

BB.          A new Clause (8) shall be added at the end of Section 11.04 as follows:

“(8) as otherwise described in Article 9 hereof.”

CC.          Section 12.06 of the Indenture shall be amended and restated as follows:

When Securities Disregarded. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Issuer or by any Affiliate that the Issuer controls shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver, or consent, only Securities which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

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ARTICLE V

GLOBAL SECURITY AMENDMENTS

Each Global Security, with effect on and from the date hereof and subject to becoming operative, pursuant to Article II hereof shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture, as amended by this First Supplemental Indenture and giving effect to the amendments and waivers set forth in Article II hereof.

A.	In addition, the “Face of Security” in Exhibit 1 shall be replaced in its entirety as follows:

“[Face of Security]

Boart Longyear Management PTY Limited.

10.00% Senior Secured PIK/Cash Notes due 2022

[Initially] $                 plus all PIK Interest

added to the principal amount hereof

[If the Note is a Global Note, include the following:

and as such amounts may otherwise be

revised by the Schedule of Increases or

Decreases in [Global Security]

[Regulation S Temporary Global Security]

CUSIP No.

ISIN No.

Certificate No.

Boart Longyear Management Pty Limited (ABN 49 123 052 728), a corporation incorporated under the laws of the Commonwealth of Australia, promises to pay to Cede & Co., or registered assigns, the principal sum of $[    ] Dollars, plus all PIK Interest added to the principal amount hereof [If this Security is a Global Security, add the following: and as such amount may otherwise be revised by the Schedule of Increases or Decreases in [Global Security][Regulation S Temporary Global Security attached hereto]], on December 31, 2022 (the “Stated Maturity”).

Interest Payment Dates: June 30 and December 31

Record Dates: June 15 and December 15

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.”

B.	The Schedule of Increases or Decreases in Global Security in Exhibit 1 shall be replaced in its entirety as follows:

“[INSERT IN EACH GLOBAL SECURITY (OTHER THAN ANY REGULATION S TEMPORARY GLOBAL SECURITY):]

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SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL SECURITY

The initial outstanding principal amount of this Global Security is $________. The following exchanges of a part of this Global Security for an interest in another Global Security or for a Definitive Security, or exchanges of a part of another Global Security or Definitive Security for an interest in this Global Security, or increase (including for PIK Payments) or decrease in the principal amount of this Global Security, have been made:

Date of Exchange or Increase/Decrease	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[INSERT IN EACH REGULATION S TEMPORARY GLOBAL SECURITY:]

SCHEDULE OF INCREASES OR DECREASES IN THE REGULATION S
TEMPORARY GLOBAL SECURITY

The initial outstanding principal amount of this Regulation S Temporary Global Security is $________. The following exchanges of a part of this Regulation S Temporary Global Security for an interest in another Global Security, or exchanges of a part of another Restricted Global Security for an interest in this Regulation S Temporary Global Security, or increase (including for PIK Payments) or decrease in the principal amount of this Regulation S Temporary Global Security, have been made:

Date of Exchange or Increase/Decrease	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

C.	Paragraph 1 in Exhibit 1 shall be replaced in its entirety as follows:

“Interest

Boart Longyear Management Pty Limited (ABN 38 123 283 545), a corporation incorporated under the laws of the Commonwealth of Australia (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), will pay interest semi-annually in arrears on June 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be [    ], 2017. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

From and after [    ], 2017, interest on the Securities shall accrue from and including the most recent date to which interest has been paid through but excluding the date on which interest is paid, or, if no interest has been paid, from the date of issuance, at a rate per annum equal to 12.0%; provided that for Interest Payment Dates prior to the Interest Payment Date on December 31, 2018, the Issuer may elect, prior to the beginning of such Interest Period, to pay all or a part of such interest by capitalizing accrued

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and unpaid interest on each Interest Payment Date and adding the same to the principal amount of the Securities then Outstanding (“PIK Interest”) and, if the Issuer so elects, the Issuer shall deliver to the Trustee and the Paying Agent written notification, executed by an Officer of the Issuer, substantially in the form of Exhibit D, setting forth such election at any time prior to the first day of the applicable Interest Period (and the Trustee shall furnish a copy thereof to the Holders in accordance with the applicable procedures of the Depository). Following an increase in the principal amount of the Securities as a result of a PIK Payment, this Security will bear interest on such increased principal amount from and after the date of such PIK Payment. Unless the context requires otherwise, references to Securities or the “principal” or the “principal amount” of Securities, including for purposes of calculating any redemption price or redemption amount, include any increase in the principal amount of the Securities as a result of a PIK Payment.

From and after December 31, 2018 interest on the Securities shall accrue from and including the most recent date to which interest has been paid through but excluding the date on which interest is paid, at a rate per annum equal to 10.0%, payable in cash. On the Stated Maturity Date, the Issuer shall pay the entire aggregate principal amount of the outstanding Securities and all accrued and unpaid interest thereon, in each case, solely in cash.

Upon the occurrence of an Event of Default under Section 6.01(1) or (6) of the Indenture, the entire aggregate principal amount of the outstanding Securities (and any overdue payments of principal, premium and interest) shall bear interest at a rate per annum that is 1.0% above the then applicable interest rate on the Securities so long as such Event of Default remains unwaived.

Notwithstanding anything to the contrary, (a) the payment of any accrued and unpaid interest in connection with any redemption or repurchase of Securities pursuant to Article III of the Indenture, Section 4.06 of the Indenture and/or Section 4.09 of the Indenture, as applicable, (b) the payment of any accrued and unpaid interest on the Stated Maturity Date and (c) the payment of any accrued and unpaid interest upon any acceleration of the Securities shall, in each case of clauses (a), (b) and (c), be made solely in cash.

If the due date for any payment in respect of any Securities is not a Business Day, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day, and will not be entitled to any further interest or other payment as a result of any such delay.”

D.	Paragraph 2 in Exhibit 1 shall be replaced in its entirety as follows:

“Method of Payment

The Issuer will pay interest on the Securities (except defaulted interest), if any, to the Persons who are registered Holders of Securities at the close of business on the June 30 and December 31 next preceding the Interest Payment Date, even if such Securities are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. The Securities will be payable as to principal, premium, if any, and interest (other than PIK Interest, which is payable as described above) at the office or agency of the Issuer maintained for such purpose; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and interest (other than PIK Interest, which is payable as described above) and premium, if any, on, all Global Securities and all other Securities the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in U.S. Dollars.”

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E.	Paragraph 9 in Exhibit 1 shall be replaced in its entirety as follows:

“Denominations, Transfer, Exchange

The Securities are in registered form without coupons in denominations of $2,000 and integral multiples of $1 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Security or portion of a Security selected for redemption, except for the unredeemed portion of any Security being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Securities for a period of 15 days before the mailing of a notice of redemption of Securities or during the period between a record date and the corresponding Interest Payment Date.”

F.	Paragraph 20 in Exhibit 1 shall be replaced in its entirety as follows:

“THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

Boart Longyear Management Pty Limited

2570 West 1700 South

Salt Lake City, Utah 84104

Attention: General Counsel

ARTICLE VI

MISCELLANEOUS

Section 6.1.          NO ADDITIONAL RESPONSIBILITIES ASSUMED BY THE TRUSTEE.

Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer and the New Subsidiary Guarantor and not of the Trustee.

Section 6.2.          GOVERNING LAW.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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Section 6.3.          COUNTERPART ORIGINALS.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6.4.          HEADINGS.

The section headings are for convenience only and shall not affect the construction hereof.

Section 6.5.          ENTIRE AGREEMENT.

This First Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 6.6.          SUCCESSORS.

This First Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 6.7.          SEVERABILITY.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

[signatures on following pages]

17

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER:

Executed in accordance with section 127 of the Corporations Act 2001 by BOART LONGYEAR MANAGEMENT PTY LIMITED

By:
	Name:	Jeffrey Olsen
	Title:	Director

By:
	Name:	Fabrizio Rasetti
	Title:	Director/Secretary

GUARANTORS:

BLY IP Inc.

By:
	Name:	Fabrizio Rasetti
	Title:	Director, President and Secretary

BOART LONGYEAR LIMITED
Executed in accordance with section 127 of the Corporation Act 2001 by BOART LONGYEAR LIMITED

By:
	Name:	Jeffrey Olsen
	Title:	Director

By:
	Name:	Fabrizio Rasetti
	Title:	Director/Secretary

BOART LONGYEAR AUSTRALIA PTY LIMITED
Executed in accordance with section 127 of the Corporation Act 2001 by BOART LONGYEAR AUSTRALIA PTY LIMITED

By:
	Name:	Jeffrey Olsen
	Title:	Director

By:
	Name:	Fabrizio Rasetti
	Title:	Director/Secretary

VOTRAINT NO. 1609 PTY LIMITED
Executed in accordance with section 127 of the Corporation Act 2001 by VOTRAINT NO. 1609 PTY LIMITED

By:
	Name:	Jeffrey Olsen
	Title:	Director

By:
	Name:	Fabrizio Rasetti
	Title:	Director/Secretary

BOART LONGYEAR CHILE LIMITADA

By:
	Name:	Fabrizio Rasetti
	Title:	President

By:
	Name:	Juan Pablo Glaessner Piccone
	Title:	Director

BOART LONGYEAR COMERCIALIZADORA LIMITADA

By:
	Name:	Fabrizio Rasetti
	Title:	Authorized Representative

By:
	Name:	Juan Pablo Glaessner Piccone
	Title:	Authorized Representative

BOART LONGYEAR S.A.C.

By:
	Name:	Fabrizio Rasetti
	Title:	Director and Appointed Attorney

By:
	Name:	Juan Pablo Glaessner Piccone
	Title:	Director and President

BOART LONGYEAR COMPANY
LONGYEAR HOLDINGS, INC.
LONGYEAR TM, INC.
BOART LONGYEAR MANUFACTURING AND DISTRIBUTION INC.

By:
	Name:	Fabrizio Rasetti
	Title:	President

BOART LONGYEAR MANUFACTURING CANADA LTD.

By:
	Name:	Fabrizio Rasetti
	Title:	President

LONGYEAR CANADA, ULC

By:
	Name:	Fabrizio Rasetti
	Title:	President

BOART LONGYEAR CANADA
Signed for BOART LONGYEAR CANADA by its Partners:

BOART LONGYEAR ALBERTA LIMITED

By:
		Name:	Fabrizio Rasetti
		Title:	President

LONGYEAR CANADA, ULC

By:
		Name:	Fabrizio Rasetti
		Title:	President

BOART LONGYEAR SUISSE SARL

By:
	Name:	Guillaume Dubuy
	Title:	Managing Director

By:
	Name:	Fabrizio Rasetti
	Title:	Managing Director

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

EXHIBIT D

ISSUER NOTIFICATION OF PIK INTEREST ELECTION.

[          ], 2017

This notification is delivered to you, U.S. Bank National Association, Trustee (the “Trustee”) under the indenture dated September 27, 2013, among Boart Longyear Management PTY Limited (the “Issuer”), the guarantor(s) listed thereunder, and the Trustee (as amended, supplemented, or otherwise modified from time to time, the “Indenture”), in connection with the Issuer’s option to elect to pay PIK Interest as set forth in Exhibit 1 of the Global Security. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

The undersigned Officer of the Issuer (the “Officer”) hereby certifies that the undersigned is authorized to execute this notification on behalf of the Issuer (and not in a personal capacity) and does hereby notify the Trustee and the Paying Agent, in the name and on behalf of the Issuer (and not in a personal capacity), that for the Interest Payment Date of [____________________], 20[XX], the Issuer shall pay all or some of the interest on the Securities that will be due and payable on such Interest Payment Date by way of a PIK Payment.

IN WITNESS WHEREOF, the undersigned have executed this Officer’s Certificate as of the date first written above.

By:
Name:
Title: